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'                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )


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[ ]  Preliminary Proxy Statement
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     Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                               Wegener Corporation
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                (Name of Registrant as specified in its charter)

   Henry Partners, L.P., Matthew Partners, L.P., Henry Investment Trust, L.P.,
                              Canine Partners, LLC
                      David W. Wright and Jeffrey J. Haas
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    (Name of person(s) filing proxy statement if other than the Registrant)

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                              HENRY PARTNERS, L.P.

                            IT'S TIME FOR A CHANGE!

                           VOTE THE GREEN PROXY CARD
                          TODAY FOR THE HENRY NOMINEES
January 20, 2006

Dear Fellow Wegener Corporation Stockholder:

By now you most likely have received management's proxy material and related letters for the upcoming Wegener annual meeting scheduled for January 31, 2006. While Wegener wants you to believe that its industry-experienced directors have a plan that will deliver "long-term growth", the fact is that the company's track record remains quite dismal:

- Wegener's revenues fell from $23.4 million in fiscal 2002 to $21.9 million in fiscal 2005.

- Wegener's operating profit fell from $1.3 million in fiscal 2002 to an operating loss of $1.5 million in fiscal 2005.

-    Wegener has reported an operating loss every fiscal year since fiscal 2002.

- Wegener's stockholders' equity fell from $15.0 million at the end of fiscal 2002 to $7.9 million at the end of fiscal 2005.

- Wegener admits it is continuing to lose money in the current 2006 fiscal year.

- Wegener's share price fell from $1.70 per share on May 23, 2003 to $1.26 per share on January 17, 2006, a decline of approximately 25%.

Management, in its own letter to stockholders, has acknowledged Wegener's "poor financial performance" over the past several years. Indeed, five of the last six fiscal years have resulted in operating losses; and management's forecasts of new product success and a return to profitability have failed to occur year after year. We believe management's strategy has failed. The incumbents have had their chance and now is the time for change!

The incumbent "industry-experienced" board members can no longer be relied upon to make Wegener the profitable company we believe it could be. The current board and management team may consider themselves "experts" and "visionaries", but as leaders of a publicly traded company they have, in our opinion, failed the test of the marketplace--to operate the company in a profitable manner. In our view, what Wegener needs now is
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an injection of new thoughts, views and ideas. Years have gone by without positive results, and we believe that now is the time for change.

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The Henry Nominees have the board experience and corporate governance knowledge that would enhance the board by providing new ideas, perspectives and viewpoints. As one of Wegener's largest stockholders, Henry Partners has the financial stake that the majority of the board lacks. Ask yourself: Who has the most incentive to maximize stockholder value? Henry Partners and its affiliates, which own 1,000,000 shares of Wegener stock, or Wegener's non-management directors, who own 5,000 shares, or less than 1/10 of 1%? For instance, Mr. Wendell Bailey, an incumbent director for three years who is one of the Wegener board's nominees, does not own a single share of stock. Has he no confidence in Wegener's future and the board's strategic plan to generate long-term growth or profits?

WE URGE ALL OF OUR FELLOW STOCKHOLDERS TO HELP US TO ATTEMPT TO MAXIMIZE THE VALUE OF YOUR INVESTMENT IN WEGENER BY VOTING THE GREEN PROXY CARD TODAY.

                 THE HENRY NOMINEES POSSESS CONSIDERABLE BOARD
                   EXPERIENCE AND EXTENSIVE KNOWLEDGE OF GOOD
                         CORPORATE GOVERNANCE PRACTICES

When you look at the facts, we hope you will agree that too much time has passed without positive results and that an adjustment in the structure of the board is the one and only area where stockholders have a voice in effecting a change at Wegener. It is time for Wegener's corporate governance policies to conform with today's best practices. We believe that the potential to enhance stockholder value begins with good corporate governance.

CONSIDER THIS:

- Wegener's stockholders' rights plan was adopted without stockholder approval.

- Wegener granted its CEO, Robert Placek, a stock option award last summer that was "unrelated to management's performance" and that we believe is beyond generous and occurred only three weeks after a 40% decline in the company's stock price.

-    Wegener's staggered board of directors perpetuates entrenchment.

             TOO MANY QUESTIONS REMAIN UNANSWERED TO NOT SERIOUSLY
                         CONSIDER CHANGES TO THE BOARD

- Why hasn't Wegener's board, which collectively possesses decades of broadcast industry-related experience (over 22 decades, by our count), been able to guide the company to profitability?
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-    Why is it that management adopted a stockholders' rights plan without the approval of Wegener's stockholders?

- Why is it that the stockholders' rights plan was adopted just after the board's rejection of Radyne's offer?

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-    Why is it that, according to its own statements, management never even met with Radyne to discuss the offer, even though as disclosed in its Form 10-K for the fiscal year ended August 29, 2003, Wegener spent $974,000 in legal and professional fees against Radyne's take-over attempt?

- Why is it that Mr. Placek was awarded an option grant that was not related to his performance as CEO?

- Why is the price of Wegener's stock still below Radyne's offer of $1.55 per share, over two and one half years later?

Current management has failed to turn a profit and has not told us when the company may become profitable. We believe our investment as stockholders has suffered because of those failures. Why vote for incumbent directors with dismal track records, who mostly own little or no stock, and under whose tenure the company has incurred consistent losses?

No matter whether your share holdings are large or small, your vote is extremely important, and we strongly urge you to act now and support our nominees by voting the GREEN proxy card. Please discard any proxy materials you receive from Wegener management and return only the GREEN proxy card.

RETURNING A WHITE PROXY CARD AGAINST EXISTING MANAGEMENT IS NOT A VOTE FOR OUR NOMINEES. ONLY A VOTE FOR ON THE GREEN PROXY CARD WILL COUNT AS A VOTE FOR THE HENRY PARTNERS, L.P. NOMINEES. EVEN IF YOU HAVE ALREADY VOTED MANAGEMENT'S PROXY CARD YOU CAN STILL CHANGE YOUR VOTE WITH THE ENCLOSED GREEN PROXY CARD--ONLY THE LATEST DATED PROXY CARD YOU RETURN WILL BE COUNTED.

**NOTE TO 401K PARTICIPANTS: THE VOTING OF SHARES IN THE 401K PLAN IS STRICTLY CONFIDENTIAL AND ALL 401K PARTICIPANTS SHOULD NOT HESITATE TO SUPPORT THE HENRY PARTNERS, L.P. NOMINEES.

                 THE HENRY NOMINEES ARE COMMITTED TO MAXIMIZING
                      VALUE FOR ALL WEGENER STOCKHOLDERS!

If you have any questions, or need assistance in voting your GREEN proxy card, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.
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                                          ON BEHALF OF HENRY PARTNERS, L.P.,
                                          /s/ DAVID W. WRIGHT
                                          -----------------------------------
                                          DAVID W. WRIGHT
                                          INVESTMENT MANAGER

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     IN CONNECTION WITH WEGENER'S UPCOMING 2006 ANNUAL MEETING, HENRY PARTNERS,
L.P. HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND IS CIRCULATING A PROXY STATEMENT. WEGENER'S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. STOCKHOLDERS MAY OBTAIN A FREE COPY OF THE PROXY STATEMENT AND OTHER MATERIAL AND ANY OTHER DOCUMENTS THAT MAY BE FILED BY HENRY PARTNERS, L.P. WITH THE SEC IN CONNECTION WITH THE 2006 ANNUAL MEETING AT THE SEC'S WEB SITE AT WWW.SEC.GOV. WEGENER STOCKHOLDERS MAY ALSO OBTAIN FREE COPIES OF THE PROXY STATEMENT AND OTHER DOCUMENTS FILED BY HENRY PARTNERS, L.P. IN CONNECTION WITH THE 2006 ANNUAL MEETING, INCLUDING INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE SOLICITATION, WHO MAY BE DEEMED TO INCLUDE, IN ADDITION TO HENRY PARTNERS, L.P., MATTHEW PARTNERS, L.P., HENRY INVESTMENT TRUST, L.P., CANINE PARTNERS, LLC, DAVID W. WRIGHT AND JEFFREY J. HAAS, AND A DESCRIPTION OF THEIR HOLDINGS IN WEGENER STOCK, BY DIRECTING A REQUEST TO:


                           [MACKENZIE PARTNERS LOGO]
                               105 Madison Avenue
                               New York, NY 10016
                          proxy@mackenziepartners.com
                          Call collect: (212) 929-5500
                          OR TOLL-FREE: (800) 322-2885

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